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Exhibit 4.11

CONFORMED COPY

TRADEMARK SECURITY AGREEMENT

        This TRADEMARK SECURITY AGREEMENT (this "Agreement"), dated as of March 16, 2004, is made by each of GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC, a Delaware limited liability company, PRETZELMAKER FRANCHISING, LLC, a Delaware limited liability company, PRETZEL TIME FRANCHISING, LLC, a Delaware limited liability company, TCBY SYSTEMS, LLC, a Delaware limited liability company, and THE MRS. FIELDS' BRAND, INC., a Delaware corporation (each, a "Debtor" and, collectively, the "Debtors"), in favor of THE BANK OF NEW YORK ("BNY"), as trustee under the Indenture (as defined below) (together with its successor(s) thereto in such capacity, the "Trustee"), for its benefit and the benefit of the Holders, in light of the following:

        WHEREAS, Mrs. Fields Famous Brands, LLC, a Delaware limited liability company (the "Company"), Mrs. Fields Financing Company, Inc., a Delaware corporation (the "Co-issuer" and, together with the Company, the "Issuers"), each Subsidiary of the Company party thereto (including the Debtors) and the Trustee, have entered into an Indenture, dated as of March 16, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Issuers incurred indebtedness for certain notes (such notes, together with all additional notes and all other notes issued thereunder in exchange for such notes and additional notes, the "Notes") and the Guarantors (including the Debtors) have guaranteed the payment of the Notes and the other Obligations thereunder and under the other Indenture Documents;

        WHEREAS, each Debtor desires to secure its Guarantee under the Indenture by granting to the Trustee, for its benefit and for the benefit of the Holders, security interests in the Trademark Collateral of such Debtor as set forth herein;

        WHEREAS, the Debtors, together with the Issuers and the other Guarantors, have executed that certain Security Agreement, dated as of March 16, 2004, in favor of the Trustee (the "Security Agreement"), pursuant to which each Debtor has granted to the Trustee, for the benefit of itself and the Holders, security interests in (among other things) all general intangibles of such Debtor;

        WHEREAS, each Debtor is a Subsidiary of the Company and will benefit from the proceeds of the Notes; and

        WHEREAS, in accordance with the terms of the Indenture, each Debtor has agreed to execute and deliver this Agreement to the Trustee for filing with the PTO and with any other relevant recording systems in any domestic or foreign jurisdiction, and as further evidence of and to effectuate the Trustee's existing security interests in the trademarks and other general intangibles of such Debtor as described herein.

        NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Debtor hereby agrees in favor of the Trustee, for the benefit of itself and the Holders, as follows:

        1.    Definitions; Interpretation.

          (a)    Certain Defined Terms.    All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Security Agreement. As used in this Agreement, the following terms shall have the following meanings:

          "Agreement" has the meaning set forth in the preamble hereto.

          "BNY" has the meaning set forth in the recitals hereto.

          "Company" has the meaning set forth in the recitals hereto.

          "Debtor" and "Debtors" have the meaning set forth in the preamble hereto.

          "Defeasance" means, with respect to any obligation, the defeasance thereof pursuant to a Legal Defeasance or Covenant Defeasance as described under Section 8.01 of the Indenture.

          "Event of Default" means any Event of Default under the Indenture.

          "Indenture" has the meaning set forth in the recitals hereto.

          "Notes" has the meaning set forth in the recitals hereto.

          "Proceeds" means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Trademark Collateral of a Debtor, including "proceeds" as such term is defined in the UCC, and all proceeds of proceeds. Proceeds shall include (i) any and all accounts, chattel paper, instruments, general intangibles, cash and other proceeds, payable to or for the account of such Debtor, from time to time in respect of any of the Trademark Collateral of such Debtor, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of such Debtor from time to time with respect to any of the Trademark Collateral of such Debtor, (iii) any and all claims and payments (in any form whatsoever) made or due and payable to such Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Trademark Collateral of such Debtor by any Person acting under color of governmental authority, and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Trademark Collateral of such Debtor or for or on account of any damage or injury to or conversion of any Trademark Collateral of such Debtor by any Person.

          "PTO" means the United States Patent and Trademark Office and any successor thereto.

          "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          "Secured Obligations" means, with respect to each Debtor, all liabilities, obligations, or undertakings owing by such Debtor to the Trustee or any Holder of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Indenture, this Agreement, or any of the other Indenture Documents, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest, costs, indemnities, fees (including attorneys fees), and expenses (including interest, costs, indemnities, fees, and expenses that, but for the provisions of the Bankruptcy Code, would have accrued irrespective of whether a claim therefor is allowed) and any and all other amounts which such Debtor is required to pay pursuant to any of the foregoing, by law, or otherwise.

          "Security Agreement" has the meaning set forth in the recitals hereto.

          "Trademark Collateral" and "Collateral" have the meaning assigned to the term "Trademark Collateral" in Section 2.

          "Trademarks" has the meaning set forth in Section 2.

          "Trustee" has the meaning set forth in the preamble hereto.

          "Trustee's Liens" means the Liens granted by each Debtor to the Trustee under this Agreement or the other Indenture Documents to which such Debtor is a party.

          "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

          "United States" and "U.S." each mean the United States of America.

          "Voidable Transfer" has the meaning set forth in Section 19 to this Agreement.

          (b)    Terms Defined in UCC.    Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

          (c)    Interpretation.    Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference. Any reference in this Agreement or in any of the other Indenture Documents to this Agreement or any of the other Indenture Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth therein). In the event of a direct conflict between the terms and provisions of this Agreement and the Indenture, it is the intention of the parties hereto that both such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Indenture shall control and govern; provided, however, that the inclusion herein of additional obligations on the part of each Debtor and supplemental rights and remedies in favor of the Trustee, in each case in respect of the Trademark Collateral of such Debtor, shall not be deemed a conflict with the Indenture. Any reference herein to the payment in full of the Secured Obligations shall mean the payment in full in cash of all Secured Obligations other than contingent indemnification Secured Obligations. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein. The captions and headings are for convenience of reference only and shall not affect the construction of this Agreement. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

        2.    Security Interest.

          (a)    Grant of Security in respect of the Secured Obligations.    To secure the prompt payment and performance of the Secured Obligations, each Debtor hereby grants to the Trustee, for the benefit of itself and the Holders, a continuing security interest in all of such Debtor's right, title and interest in and to the following property, whether now existing or hereafter acquired or arising and whether registered or unregistered (collectively, the "Trademark Collateral"):

            (i)    all state (including common law) and federal trademarks, service marks and trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, together with and including all licenses therefor held by such Debtor, and all registrations and recordings thereof, and all applications filed or to be filed in connection therewith, including registrations and applications in the PTO, any State of the United States (but excluding each application to register any trademark, service mark, or other mark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark or service mark) and all extensions or renewals thereof, including without limitation any of the foregoing identified on the Schedule attached hereto which lists the name of, and relates to, such Debtor (as the same may be amended, modified or supplemented from time to time), and the right (but not the obligation) to register claims under any state or federal trademark law or regulation and to apply for, renew and extend any of the same, to sue or bring opposition or cancellation proceedings in such Debtor's name or in the name of the Trustee for past, present or future infringement or unconsented use thereof, and all rights arising therefrom throughout the world (collectively, the "Trademarks");

            (ii)   all claims, causes of action and rights to sue for past, present or future infringement or unconsented use of any Trademarks of such Debtor and all rights arising therefrom and pertaining thereto;

            (iii)  all general intangibles related to or arising out of any of the Trademarks and all the goodwill of such Debtor's business symbolized by the Trademarks or associated therewith; and

            (iv)  all Proceeds of any and all of the foregoing.

          (b)    Continuing Security Interest.    Each Debtor hereby agrees that this Agreement shall create a continuing security interest in the Trademark Collateral of such Debtor which shall remain in effect until terminated in accordance with Section 18.

          (c)    Incorporation into Security Agreement.    This Agreement shall be fully incorporated into the Security Agreement and all understandings, agreements and provisions contained in the Security Agreement shall be fully incorporated into this Agreement. Without limiting the foregoing, the Trademark Collateral of such Debtor as described in this Agreement shall constitute part of the Collateral in the Security Agreement.

          (d)    Licenses.    Each Debtor may grant licenses of the Trademark Collateral of such Debtor in accordance with the terms of the Indenture and the Security Agreement.

        3.    Further Assurances; Appointment of the Trustee as Attorney-in-Fact.    Each Debtor at its expense shall execute and deliver, or cause to be executed and delivered, to the Trustee any and all documents and instruments, in form and substance reasonably satisfactory to the Trustee, and take any and all action, which are necessary to perfect and continue the perfection or to maintain the priority of, or provide notice of the security interest in the Trademark Collateral of such Debtor held by the Trustee for the benefit of itself and the Holders and to accomplish the purposes of this Agreement. If any Debtor refuses to execute and deliver, or fails timely to execute and deliver, any of the documents in accordance with the foregoing, the Trustee shall have the right (but not the obligation), in the name of such Debtor, or in the name of the Trustee or otherwise, without notice to or assent by such Debtor, and such Debtor hereby irrevocably constitutes and appoints the Trustee (and any of the Trustee's officers or employees or agents designated by the Trustee) as such Debtor's true and lawful attorney-in-fact with full power and authority (i) to sign the name of such Debtor on all or any of such documents or instruments and perform all other acts that the Trustee reasonably deems necessary in order to perfect or continue the perfection of, maintain the priority or enforceability of or provide notice of the security interest in the Trademark Collateral of such Debtor held by the Trustee for the benefit of itself and the Holders, and (ii) to execute any and all other documents and instruments, and to perform any and all acts and things for and on behalf of such Debtor, which the Trustee may reasonably deem necessary or advisable to maintain, preserve and protect the Trademark Collateral of such Debtor and to accomplish the purposes of this Agreement, including, at any time an Event of Default has occurred and is continuing, (A) to defend, settle, adjust or institute any action, suit or proceeding with respect to the Trademark Collateral of such Debtor, (B) to assert or retain any rights under any license agreement for any of the Trademark Collateral of such Debtor, and (C) to execute any and all applications, documents, papers and instruments for the Trustee to use the Trademark Collateral of such Debtor, to grant or issue any exclusive or non-exclusive license with respect to any Trademark Collateral of such Debtor, and to assign, convey or otherwise transfer title in or dispose of the Trademark Collateral of such Debtor. The power of attorney set forth in this Section 3, being coupled with an interest, is irrevocable so long as this Agreement shall not have terminated in accordance with Section 18; provided that the foregoing power of attorney shall terminate when all of the Secured Obligations have been fully and finally paid and performed in full or the Defeasance thereof shall have been consummated.

        4.    Representations and Warranties.    Each Debtor represents and warrants to the Trustee, in each case to the best of its knowledge, information, and belief, as follows:

          (a)    No Other Trademarks.    The Schedule attached hereto which lists the name of, and relates to, such Debtor sets forth a true and correct list of all of such Debtor's existing Trademarks (other than abandoned Trademarks) that are registered, or for which any application for registration has been filed with the PTO or any corresponding or similar trademark office of any other U.S. jurisdiction, and that are owned or held (whether pursuant to a license or otherwise) and used by such Debtor.

          (b)    Trademarks Subsisting.    Each of such Debtor's Trademarks listed in the Schedule attached hereto which lists the name of, and relates to, such Debtor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of such Debtor's knowledge, each of the Trademarks set forth on such Schedule is valid and enforceable.

          (c)    Ownership of Trademark Collateral; No Violation.    To the best of such Debtor's knowledge, (i) such Debtor has rights in and/or good and defensible title to the Trademark Collateral listed on the Schedule attached hereto which lists the name of, and relates to, such Debtor, (ii) such Debtor is the sole and exclusive owner of the Trademark Collateral listed on such Schedule, free and clear of any Liens and rights of others (other than Permitted Liens), including licenses, registered user agreements and covenants by such Debtor not to sue third persons, and (iii) with respect to any Trademarks for which such Debtor is either a licensor or a licensee pursuant to a license or licensing agreement regarding such Trademark, each such license or licensing agreement is in full force and effect, such Debtor is not in material default of any of its obligations thereunder and, (A) other than the parties to such licenses or licensing agreements, or (B) in the case of any non-exclusive license or license agreement entered into by such Debtor or any such licensor regarding such Trademark, the parties to any other such non-exclusive licenses or license agreements entered into by such Debtor or any such licensor with any other Person, no other Person has any rights in or to any of the Trademark Collateral of such Debtor. To the best of such Debtor's knowledge, the past, present and contemplated future use of the Trademark Collateral of such Debtor by such Debtor has not, does not and will not infringe upon or violate any right, privilege or license agreement of or with any other Person or give any such Person the right to terminate any such right, privilege or license agreement.

          (d)    No Infringement.    To the best of such Debtor's knowledge, (i) no material infringement or unauthorized use presently is being made of any of the Trademark Collateral of such Debtor by any Person, and (ii) the past, present, and contemplated future use of the Trademark Collateral of such Debtor by such Debtor has not, does not and will not materially infringe upon or materially violate any right, privilege, or license arrangement of or with any other Person or give such Person the right to terminate any such license arrangement.

          (e)    Powers.    Such Debtor has the unqualified right, power and authority to pledge and to grant to the Trustee, for the benefit of itself and the Holders, security interests in the Trademark Collateral of such Debtor pursuant to this Agreement, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person except as already obtained.

          (f)    Filings, etc.    Other than the filing of a Uniform Commercial Code financing statement in the jurisdiction in which such Debtor is organized, the filing of this Agreement with the PTO and such other consents or approvals that have been obtained and that are still in force and effect, the execution, delivery, and performance by such Debtor of this Agreement and the Security Agreement do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or such consents, approvals, notices and actions that if not obtained, given or taken could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the subsequent recordation of a trademark security agreement similar in form to this Agreement in the PTO may be necessary to perfect the security interest of such Debtor in the issued registrations and applications for other Trademark Collateral of such Debtor that is acquired by such Debtor after the date hereof; and the taking of actions outside the United States may be required in order to perfect the Trustee's Lien in the Trademark Collateral of such Debtor which is protected under non-U.S. law.

          (g)    Binding Obligations, etc.    This Agreement and the Security Agreement are the legally valid and binding obligations of such Debtor, enforceable against such Debtor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (h)    Perfection of Liens.    On and after the date hereof, upon the filing of the financing statements and the filing of this Agreement with the PTO, the Trustee's Liens in the Trademark Collateral of such Debtor are validly created, perfected, and first priority Liens, subject only to Permitted Liens; provided, however, that the subsequent recordation of a trademark security agreement similar in form to this Agreement in the PTO may be necessary to perfect the security interest of such Debtor in the issued registrations and applications for other Trademark Collateral that is acquired by such Debtor after the date hereof; and the taking of actions outside the United States may be required in order to perfect the Trustee's Lien in the Trademark Collateral of such Debtor which is protected under non-U.S. law.

        5.    Covenants.    So long as any of the Secured Obligations remain unsatisfied (other than contingent indemnification obligations) and the Defeasance thereof shall not have been consummated, each Debtor agrees: (i) that it will comply in all material respects with all of the covenants, terms and provisions of this Agreement, and (ii) that it will promptly give the Trustee written notice of the occurrence of any event that could reasonably be expected to have a material adverse effect on any of the Trademarks and the Trademark Collateral of such Debtor, including any petition under the Bankruptcy Code filed by or against any licensor of any of the Trademarks for which such Debtor is a licensee.

        6.    Future Rights.    For so long as any of the Secured Obligations shall remain outstanding or the Defeasance thereof shall not have been consummated, or, if earlier, until the Trustee shall have released or terminated, in whole but not in part, its interest in the Trademark Collateral of any Debtor, if and when such Debtor shall obtain rights to any new Trademarks, or any reissue, renewal or extension of any Trademarks, the provisions of Section 2 shall automatically apply thereto and such Debtor shall give to the Trustee prompt notice thereof. Such Debtor shall do all things reasonably deemed necessary by the Trustee to ensure the validity, perfection, priority and enforceability of the security interests of the Trustee in such future acquired Trademark Collateral. If such Debtor refuses to execute and deliver, or fails timely to execute and deliver, any of the documents it is required to execute and deliver by the Trustee in connection herewith, such Debtor hereby authorizes the Trustee (but the Trustee shall not be obligated) to modify, amend or supplement the Schedule attached hereto which lists the name of, and relates to, such Debtor and to re-execute this Agreement from time to time on such Debtor's behalf and as its attorney-in-fact to include any future Trademarks which are or become Trademark Collateral of such Debtor and to cause such re-executed Agreement or such modified, amended or supplemented Schedule to be filed with the PTO.

        7.    Duties of the Trustee.    Notwithstanding any provision contained in this Agreement, neither the Trustee nor the Holders shall have any duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to any Debtor or any other Person for any failure to do so or delay in doing so. Neither the Trustee nor the Holders shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Trademark Collateral of such Debtor other than the exercise of commercially reasonable behavior in accordance with applicable law.

        8.    Events of Default.    The occurrence of any "Event of Default" under the Indenture shall constitute an Event of Default hereunder.

        9.    Remedies.    From and after the occurrence and during the continuation of an Event of Default, the Trustee shall have all rights and remedies available to it under the Indenture and applicable law (which rights and remedies are cumulative) with respect to the security interests in any of the Trademark Collateral of each Debtor. Such Debtor hereby agrees that such rights and remedies include the right of the Trustee as a secured party to sell or otherwise dispose of the Trademark Collateral of such Debtor after the occurrence and during the continuance of an Event of Default, pursuant to the UCC. Such Debtor hereby agrees that the Trustee shall at all times have such royalty-free licenses, to the extent permitted by law and the Indenture Documents, for any Trademark Collateral of such Debtor that is reasonably necessary to permit the exercise of any of the Trustee's rights or remedies upon or after the occurrence of (and during the continuance of) an Event of Default with respect to (among other things) any tangible asset of such Debtor in which the Trustee has a security interest, including the Trustee's rights to sell inventory, tooling or packaging which is acquired by such Debtor (or its successor, assignee or trustee in bankruptcy). In addition to and without limiting any of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Trustee shall have the right but shall in no way be obligated to bring suit, or to take such other action as the Trustee reasonably deems necessary, in the name of such Debtor or the Trustee, to enforce or protect any of the Trademark Collateral of such Debtor, in which event such Debtor shall do any and all lawful acts and execute any and all documents necessary to such enforcement. To the extent that the Trustee shall elect not to bring suit to enforce such Trademark Collateral of such Debtor, such Debtor, in the exercise of its reasonable business judgment, agrees to use all reasonable measures and its diligent efforts, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation or violation thereof by others and for that purpose agrees diligently to maintain any action, suit or proceeding against any Person necessary to prevent such infringement, misappropriation or violation, except to the extent the Trademark Collateral of such Debtor that is the subject of such infringement, misappropriation or violation is not material to such Debtor's business, as determined in the good faith business judgment of such Debtor.

        10.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of and enforceable by each Debtor and the Trustee for the benefit of itself and the Holders and their respective successors and assigns of each of the parties; provided, however, that neither party may assign this Agreement or any rights or duties hereunder except to the extent permitted under the Indenture.

        11.    Notices.    All notices and other communications hereunder shall be in writing and shall be mailed, sent or delivered to each party hereto at its address set forth on the Schedule attached hereto which lists the name of, and relates to, such Debtor in accordance with the Indenture.

        12.    Choice of Law; Venue; and Waiver of Jury Trial.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE TRUSTEE'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE TRUSTEE ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH DEBTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        13.    Entire Agreement; Amendment.    This Agreement and the other Indenture Documents, together with the Schedules hereto and thereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersede all prior drafts and communications relating to such subject matter. Neither this Agreement nor any provision hereof may be modified, amended or waived except by the written agreement of the parties to this Agreement. No failure on the part of the Trustee to exercise, and no delay in exercising any right under this Agreement, any other Indenture Document, or otherwise with respect to any of the Secured Obligations, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement, any other Indenture Document, or otherwise with respect to any of the Secured Obligations preclude any other or further exercise thereof or the exercise of any other right. Notwithstanding the foregoing, the Trustee may reexecute this Agreement or modify, amend or supplement the Schedules hereto as provided in Section 6 hereof.

        14.    Severability.    If one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party shall, to the fullest extent permitted by applicable law, not invalidate or render illegal or unenforceable any such provision in any other jurisdiction or with respect to any other party, or any other provisions of this Agreement.

        15.    Counterparts; Telefacsimile Execution.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

        16.    Security Agreement.    Each Debtor acknowledges that the rights and remedies of the Trustee with respect to the security interest in the Trademark Collateral of such Debtor granted hereby are more fully set forth in the Security Agreement and the other Indenture Documents and all such rights and remedies are cumulative.

        17.    No Inconsistent Requirements.    Each Debtor acknowledges that this Agreement and the other Indenture Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and such Debtor agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

        18.    Termination.    Upon the payment and performance in full of the Secured Obligations or the Defeasance thereof, this Agreement shall terminate, and the Trustee shall execute and deliver such documents and instruments without recourse, representation or warranty and take such further action reasonably requested by any Debtor, at such Debtor's expense, as such Debtor shall reasonably request to evidence termination of the security interest granted by such Debtor to the Trustee for the benefit of itself and the Holders hereunder, including cancellation of this Agreement by written notice from the Trustee to the PTO.

        19.    Revival and Reinstatement of Obligations.    If the incurrence or payment of the Secured Obligations by any Debtor or the transfer by such Debtor to the Trustee of any property of such Debtor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Trustee is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Trustee is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Trustee related thereto, the liability of such Debtor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        20.    Each Debtor Remains Liable.    Anything herein to the contrary notwithstanding:

          (a)   Each Debtor will remain liable under the contracts and agreements included in the Trademark Collateral of such Debtor to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;

          (b)   the exercise by the Trustee of any of its rights hereunder will not release such Debtor from any of its duties or obligations under any such contracts or agreements included in the Trademark Collateral of such Debtor; and

          (c)   neither the Trustee nor any Holder will have any obligation or liability under any contracts or agreements included in the Trademark Collateral of such Debtor by reason of this Agreement, nor will any such Person be obligated to perform any of the obligations or duties of such Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

        21.    Postponement of Subrogation.    Each Debtor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the prior payment in full of all Secured Obligations or the Defeasance thereof. Any amount paid to such Debtor on account of any payment made hereunder prior to the payment in full of all Secured Obligations or the Defeasance thereof shall be held in trust for the benefit of the Trustee and the Holders and shall immediately be paid to the Trustee, to be distributed to the Trustee for application against the Secured Obligations, whether matured or unmatured, in accordance with Section 6.10 of the Indenture. In furtherance of the foregoing, for so long as any Secured Obligations remain outstanding or the Defeasance thereof shall not have been consummated, such Debtor shall refrain from taking any action or commencing any proceeding against Company or any other Guarantor (or any of their respective successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to the Trustee or any Holder.

        22.    Security Interest Absolute.    To the maximum extent permitted by law, all rights of the Trustee, all security interests hereunder, and all obligations of each Debtor hereunder, shall be absolute and unconditional irrespective of:

          (a)   any lack of validity or enforceability of any of the Secured Obligations or any other agreement or instrument relating thereto, including any of the Indenture Documents;

          (b)   any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any of the Indenture Documents, or any other agreement or instrument relating thereto;

          (c)   any exchange, release, or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations; or

          (d)   any other circumstances that might otherwise constitute a defense available to, or a discharge of, such Debtor.

        To the maximum extent permitted by law, such Debtor hereby waives any right to require the Trustee to: (A) proceed against or exhaust any security held from such Debtor; or (B) pursue any other remedy in the Trustee's power whatsoever.

        [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC, a Delaware limited liability company
PRETZELMAKER FRANCHISING, LLC, a Delaware limited liability company
PRETZEL TIME FRANCHISING, LLC, a Delaware limited liability company
TCBY SYSTEMS, LLC, a Delaware limited liability company
THE MRS. FIELDS' BRAND, INC., a Delaware corporation
By:	/s/ MICHAEL WARD
Name: Michael R. Ward
Title: Senior Vice President, General Counsel and Secretary
THE BANK OF NEW YORK, as Trustee
By:	/s/ MICHAEL PITFICK
Name: Michael Pitfick
Title: Assistant Vice President

SCHEDULE I
(Great American Cookie Company Franchising, LLC)

Notice Addresses:
Great American Cookie Company Franchising, LLC
[ADDRESS]

The Bank of New York,
    as Trustee
101 Barclay Street, Floor 8 West
New York, New York 10286
Attn: Corporate Trust Administration

Trademarks:

SCHEDULE II
(Pretzelmaker Franchising, LLC)

Notice Addresses:
Pretzelmaker Franchising, LLC
[ADDRESS]

The Bank of New York,
    as Trustee
101 Barclay Street, Floor 8 West
New York, New York 10286
Attn: Corporate Trust Administration

Trademarks:

SCHEDULE III
(Pretzel Time Franchising, LLC)

Notice Addresses:
Pretzel Time Franchising, LLC
[ADDRESS]

The Bank of New York,
    as Trustee
101 Barclay Street, Floor 8 West
New York, New York 10286
Attn: Corporate Trust Administration

Trademarks:

SCHEDULE IV
(TCBY Systems, LLC)

Notice Addresses:
TCBY Systems, LLC
[ADDRESS]

The Bank of New York,
    as Trustee
101 Barclay Street, Floor 8 West
New York, New York 10286
Attn: Corporate Trust Administration

Trademarks:

SCHEDULE V
(The Mrs. Fields' Brand, Inc.)

Notice Addresses:
The Mrs. Fields' Brand, Inc.
[ADDRESS]

The Bank of New York,
    as Trustee
101 Barclay Street, Floor 8 West
New York, New York 10286
Attn: Corporate Trust Administration

Trademarks:

QuickLinks

TRADEMARK SECURITY AGREEMENT
SCHEDULE I (Great American Cookie Company Franchising, LLC)
SCHEDULE II (Pretzelmaker Franchising, LLC)
SCHEDULE III (Pretzel Time Franchising, LLC)
SCHEDULE IV (TCBY Systems, LLC)
SCHEDULE V (The Mrs. Fields' Brand, Inc.)